news release

GODADDY REPORTS STRONG FOURTH QUARTER AND FULL YEAR 2023 RESULTS
Q4 2023 Applications & Commerce revenue up 13%;
Delivered Q4 net income margin of 103%, inclusive of non-routine items, and Q4 Normalized EBITDA margin of over 29%
Cash Provided by Operating Activities up 43% in Q4; Free Cash Flow up 51% in Q4

TEMPE, Ariz., February 13, 2024 /PRNewswire/ - GoDaddy Inc. (NYSE: GDDY) today reported financial results for the fourth quarter and full year that ended December 31, 2023.
"GoDaddy demonstrated strong operational execution and financial performance while also making significant progress in our mission of empowering entrepreneurs around the world," said GoDaddy CEO Aman Bhutani. "We are excited and confident in our ability to deliver compelling solutions for our customers across our simplified software platform while continuing to strengthen our strategic positioning."

"GoDaddy delivered strong 2023 financial results, showcasing our ability to provide a one-stop shop for our customers and drive margin expansion through operational discipline," said GoDaddy CFO Mark McCaffrey. "We remain committed to managing our business to provide an optimal combination of top-line growth and profitability, delivering compounding free cash flow and creating enduring shareholder value."

Full Year 2023 Business Highlights
•Total revenue of $4.3 billion, up 4% year-over-year, and 5% on a constant currency basis.
•Total bookings of $4.6 billion, up 4% year-over-year, and 5% on a constant currency basis.
•Net Income of $1.4 billion, inclusive of non-routine items, up 295% year-over-year, representing a 33% margin.
•Normalized EBITDA (NEBITDA) of $1.1 billion, up 12% year-over-year, representing a 27% margin.
•Net cash provided by operating activities of $1,047.6 million, up 7% year-over-year.
•Free cash flow of $1.1 billion, up 12% year-over-year.
•On January 1, 2024, GoDaddy's subsidiary holding company, Desert Newco, LLC, was converted from a partnership to a disregarded entity for U.S. income tax purposes, thereby terminating its legacy Up-C structure.

Fourth Quarter 2023 Business Highlights
•Total revenue of $1.1 billion, up 6% year-over-year on a reported and constant currency basis.
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•Total bookings of $1.1 billion, up 7% year-over-year, and 6% on a constant currency basis.
•Net income of $1.1 billion, inclusive of non-routine items, up 1,107% year-over-year, representing a 103% margin.
•NEBITDA of $324.2 million, up 22% year-over-year, representing a 29% margin.
•Net cash provided by operating activities of $297.7 million, up 43% year-over-year.
•Free cash flow of $305.1 million, up 51% year-over-year.
•Gross payments volume, or GPV, from GoDaddy's commerce offerings grew to an impressive $1.7 billion, up 125% year-over-year. Gross merchandise volume was $36 billion, up 26% year-over-year.
•GoDaddy launched its AI experience, GoDaddy AiroTM, within the U.S. GoDaddy AiroTM harnesses the power of generative AI and other machine learning to proactively help build and grow online ventures, delivering a business-in-a-box experience that automatically generates a logo, website, tailored content, communications, and more. Customers engage with it within minutes of registering a domain or can use other features if they have an established website.

Consolidated Fourth Quarter and Full Year Financial Highlights

	Three Months Ended December 31,				Year Ended December 31,
	2023	2022	Change	Constant Currency	2023	2022	Change	Constant Currency
	(in millions, except customers in thousands and ARPU in dollars)
GAAP Results
Total revenue	$1,100.3	$1,039.9	5.8%	5.8%	$4,254.1	$4,091.3	4.0%	4.6%
Applications & commerce revenue	$377.4	$333.4	13.2%		$1,430.4	$1,279.7	11.8%
Core platform revenue	$722.9	$706.5	2.3%		$2,823.7	$2,811.6	0.4%
International revenue	$353.9	$340.8	3.8%	3.8%	$1,381.1	$1,334.0	3.5%	5.3%
Net income(1)	$1,132.3	$93.8	1,107.1%		$1,393.8	$352.9	295.0%
Net cash provided by operating activities	$297.7	$208.0	43.1%		$1,047.6	$979.7	6.9%
Segment EBITDA - A&C	$164.8	$135.6	21.5%		$594.2	$522.8	13.7%
Segment EBITDA margin - A&C	43.7%	40.7%	300 bps		41.5%	40.9%	70 bps
Segment EBITDA - Core	$227.8	$204.8	11.2%		$816.4	$783.7	4.2%
Segment EBITDA margin - Core	31.5%	29.0%	250 bps		28.9%	27.9%	100 bps
Non-GAAP Results(2)
Normalized EBITDA (NEBITDA)	$324.2	$266.0	21.9%		$1,134.5	$1,013.0	12.0%
NEBITDA margin	29.5%	25.6%	390 bps		26.7%	24.8%	190 bps
Unlevered free cash flow	$346.6	$238.2	45.5%		$1,254.2	$1,095.9	14.4%
Free cash flow	$305.1	$201.6	51.3%		$1,084.4	$968.6	12.0%
Operating and Business Metrics
Total bookings	$1,123.9	$1,051.6	6.9%	6.5%	$4,603.1	$4,413.8	4.3%	4.7%
Total customers at period end	21,026	20,897	0.6%		21,026	20,897	0.6%
Average revenue per user (ARPU)	$203	$197	3.0%		$203	$197	3.0%
Annualized Recurring Revenue (ARR)	$3,690.8	$3,570.1	3.4%		$3,690.8	$3,570.1	3.4%
_______________________________
(1) Net income for the three months and the year ended December 31, 2023 includes $11.2 million and $90.8 million, respectively, in restructuring and other charges. In addition, during the fourth quarter of 2023, we released the majority of our valuation allowance on U.S. and state deferred tax assets, resulting in a non-routine non-cash benefit of approximately $1 billion recorded to income taxes.
(2) Reconciliations of our non-GAAP results to their most directly comparable GAAP financial measures are set forth in "Reconciliation of Non-GAAP Financial Measures" below.

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Share Repurchases

From January 1, 2022 through February 1, 2024, GoDaddy repurchased 34.2 million shares of its common stock for an aggregate purchase price of $2.6 billion, and an average price per share of $74.99. These repurchases represent a reduction of approximately 20% in fully diluted shares from those outstanding as of December 31, 2021.

Balance Sheet
At December 31, 2023, total cash and cash equivalents and short-term investments were $498.8 million, total debt was $3.9 billion and net debt was $3.4 billion.
Debt Repricing
In January 2024, GoDaddy repriced $1.8 billion of the outstanding principal amount of its term loans to lower the interest rate margins by 0.5%. This strategic adjustment and the repricing we completed in July 2023 are expected to reduce annual cash interest expense by approximately $22.0 million. The refinanced loans retain the original maturity date and other terms and conditions.

Partial Release of Valuation Allowance
During the fourth quarter, as a result of our increasing profitability over the past several years and forecasted levels of future taxable income, we released the majority of our valuation allowance on our U.S. and state deferred tax assets. This resulted in a non-cash benefit of approximately $1 billion recorded to income taxes.
Business Outlook
For the first quarter ending March 31, 2024, GoDaddy expects total revenue in the range of $1.085 billion to $1.105 billion, representing year-over-year growth of 6% at the midpoint, versus the same period in 2023. For the full year ending December 31, 2024, GoDaddy is targeting total revenue in the range of $4.480 billion to $4.560 billion, representing year-over-year growth of 6% at the midpoint, versus the $4.25 billion of revenue generated for the full year ended December 31, 2023.
For the first quarter ending March 31, 2024, GoDaddy expects Normalized EBITDA margin of 27%. For the full year ending December 31, 2024, GoDaddy expects Normalized EBITDA margin of approximately 29%, with a fourth quarter Normalized EBITDA margin of approximately 31%.
For the full year ending December 31, 2024, GoDaddy expects unlevered free cash flow of at least $1.4 billion, versus the $1.3 billion of unlevered free cash flow generated in 2023. GoDaddy expects free cash flow of at least $1.2 billion, versus the $1.1 billion of free cash flow generated in 2023.

Modeling Guide	2024

Capital expenditures	~ $35 million
Cash interest on long-term debt	~ $155 million
Cash income taxes	~ $30 million
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GoDaddy's consolidated financial statements are prepared in accordance with generally accepted accounting principles in the United States (GAAP). GoDaddy does not provide reconciliations from non-GAAP guidance to GAAP equivalents because projections of changes in individual balance sheet amounts are not possible without unreasonable effort, and presentation of such reconciliations would imply an inappropriate degree of precision. GoDaddy provided reconciliations of non-GAAP financial measures to their nearest GAAP equivalents in the tables included within this release.
Upcoming Investor Events
GoDaddy will hold an in-person Investor Day on March 6, 2024 at its Tempe, Arizona headquarters during which leaders will discuss GoDaddy's long-term strategy, innovation initiatives, financial framework, and capital allocation strategy, as well as provide demonstrations of recently launched customer experiences. Given limited space for the live event, interested shareholders and analysts are encouraged to email investors@godaddy.com for an invitation. The event, along with supporting materials, will be accessible live or via an archived replay through the Investor Relations section of GoDaddy's website at https://investors.godaddy.net.
Quarterly Earnings Webcast
GoDaddy will host a webcast to discuss fourth quarter and full year 2023 results at 5:00 p.m. Eastern Time on February 13, 2024. To participate in the webcast, please preregister online at https://investors.godaddy.net/investor-relations/overview/default.aspx. A live webcast of the event, together with a slide presentation including supplemental financial information and reconciliations of certain non-GAAP measures to their nearest comparable GAAP measures, will be available through GoDaddy's Investor Relations website at https://investors.godaddy.net. A transcript of prerecorded remarks will be available on the Investor Relations website at the time of the webcast. Following the event, a recorded replay of the webcast will be available on the website.

GoDaddy uses its Investor Relations website at https://investors.godaddy.net as a means of disclosing material non-public information and to comply with its disclosure obligations under Regulation FD. Accordingly, investors should monitor GoDaddy’s Investor Relations website, in addition to following press releases, Securities and Exchange Commission (SEC) filings, public conference calls and webcasts.
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Forward-Looking Statements
This press release contains forward-looking statements which are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on estimates and information available to us at the time of this press release and are not guarantees of future performance. Statements in this press release involve risks, uncertainties and assumptions. If the risks or uncertainties materialize or the assumptions prove incorrect, our results may differ materially from those expressed or implied by such forward-looking statements. All statements other than statements of historical fact could be deemed forward-looking statements, including, but not limited to any statements regarding: our business outlook; launches of new or expansion of existing products or services, including GoDaddy AiroTM, any projections of product or service availability, technology developments and innovation, customer growth, or other future events; historical results that may suggest future trends for our business; our plans, strategies or objectives with respect to future operations, partnerships and partner integrations and marketing strategy; future financial results; our ability to integrate acquisitions and achieve desired synergies and vertical integration; the expected impact of our debt repricing; our forecasted levels of future taxable income; and assumptions underlying any of the foregoing.

Actual results could differ materially from our current expectations as a result of many factors, including, but not limited to: the unpredictable nature of our rapidly evolving market; fluctuations in our financial and operating results; our rate of growth; interruptions or delays in our service or our web hosting; our dependence on payment card networks and acquiring processors; breaches of our security measures; the impact of any previous or future acquisitions or divestitures; our ability to continue to release, and gain customer acceptance of, our existing and future products and services; our ability to deploy new and evolving technologies, such as artificial intelligence, machine learning, data analytics and similar tools, in our offerings; our ability to manage our growth; our ability to hire, retain and motivate employees; the effects of competition; technological, regulatory and legal developments; intellectual property litigation; the impact of our restructuring efforts; macroeconomic conditions and developments in the economy, financial markets and credit markets; continued escalation of geopolitical tensions; the level of interest rates and inflationary pressures; and execution of share repurchases.

Additional risks and uncertainties that could affect GoDaddy’s business and financial results are included in the filings we make with the SEC from time to time, including those described in "Risk Factors" in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2023, "Management's Discussion and Analysis of Financial Condition and Results of Operations" in our Annual Report on Form 10-K for the year ended December 31, 2022 and in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2023, each of which are available on GoDaddy's website at https://investors.godaddy.net and on the SEC's website at www.sec.gov, and any subsequent quarterly or annual report filed with the SEC thereafter, including our annual report on Form 10-K for the year ended December 31, 2023. Additional information will also be set forth in other filings that GoDaddy makes with the SEC from time to time. All forward-looking statements in this press release are based on information available to GoDaddy as of the date hereof. Except to the extent required by law, GoDaddy does not assume any obligation to update the forward-looking statements provided to reflect events that occur or circumstances that exist after the date on which they were made.
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Non-GAAP Financial Measures and Other Operating and Business Metrics
In addition to our financial results prepared in accordance with GAAP, this press release includes certain non-GAAP financial measures and other operating and business metrics. We believe that these non-GAAP financial measures and other operating and business metrics are useful as a supplement in evaluating our ongoing operational performance and enhancing an overall understanding of our past financial performance. The non-GAAP financial measures included in this press release should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. In addition, similarly titled measures may be calculated differently by other companies and may not be comparable. A reconciliation between each non-GAAP financial measure and its nearest GAAP equivalent is included in this press release following the financial statements. We use both GAAP and non-GAAP measures to evaluate and manage our operations.
Total bookings. Total bookings is an operating metric representing the total value of customer contracts entered into during the period, excluding refunds. We believe total bookings provides additional insight into the performance of our business and the effectiveness of our marketing efforts since we typically collect payment at the inception of a customer contract but recognize revenue ratably over the term of the contract.
Constant currency. Constant currency is calculated by translating bookings and revenue for each month in the current period using the foreign currency exchange rates for the corresponding month in the prior period, excluding any hedging gains or losses realized during the period. We believe constant currency information is useful in analyzing underlying trends in our business by eliminating the impact of fluctuations in foreign currency exchange rates and allows for period-to-period comparisons of our performance.
Normalized EBITDA (NEBITDA). NEBITDA is a supplemental measure of our operating performance used by management and investors to evaluate our business. We calculate NEBITDA as net income excluding depreciation and amortization, interest expense (net), provision or benefit for income taxes, equity-based compensation expense, acquisition-related costs, restructuring-related expenses and certain other items. We believe that the inclusion or exclusion of certain recurring and non-recurring items provides a supplementary measure of our core operating results and permits useful alternative period-over-period comparisons of our operations but should not be viewed as a substitute for comparable GAAP measures.
NEBITDA margin. NEBITDA margin is used by management as a supplemental measure of our operating performance and refers to the ratio of NEBITDA to revenue, expressed as a percentage.
Unlevered free cash flow. Unlevered free cash flow is a measure of our liquidity used by management to evaluate our business prior to the impact of our capital structure and restructuring and after purchases of property and equipment. Such liquidity can be used by us for strategic opportunities and strengthening our balance sheet. However, given our debt obligations, unlevered free cash flow does not represent residual cash flow available for discretionary expenses.
Free cash flow. Free cash flow is defined as our unlevered free cash flow less interest payments for the period. We use free cash flow as a supplemental measure of our liquidity, including our ability to generate cash flow in excess of capital requirements and return cash to shareholders,
2155 E. GoDaddy Way Tempe, AZ 85284 T: 480.505.8800 https://investors.godaddy.net though it should not be considered as an alternative to, or more meaningful than, comparable GAAP measures.
Net debt. We define net debt as total debt less cash and cash equivalents and short-term investments. Total debt consists of the current portion of long-term debt plus long-term debt and unamortized original issue discount and debt issuance costs. Our management reviews net debt as part of its management of our overall liquidity, financial flexibility, capital structure and leverage and we believe such information is useful to investors. Furthermore, certain analysts and debt rating agencies monitor our net debt as part of their assessments of our business.
Gross merchandise volume (GMV). GMV is a business metric calculated by annualizing the total quarterly dollar value of orders facilitated by our customers through our Commerce platform, including shipping and handling, and taxes, and is shown net of discounts, and returns (where visibility exists). While GMV is not indicative of our performance, we believe it is an indicator of the strengths of our products and platforms.
Gross payments volume (GPV). GPV is an operating metric calculated by annualizing the total quarterly dollar value of transactions processed through our payments platform. GPV is representative of the volume of transactions in which we record transaction revenue based on our payment processing rate.
Annualized recurring revenue (ARR). ARR is an operating metric defined as quarterly recurring revenue (QRR) multiplied by four. QRR represents the quarterly recurring GAAP revenue, net of refunds, from new and renewed subscription-based services. ARR is exclusive of any revenue that is non-recurring, including, without limitation, domain aftermarket, domain transfers, one-time set-up or migration fees and non-recurring professional website services fees. We believe ARR helps illustrate the scale of certain of our products and facilitates comparisons to other companies in our industry.
Average revenue per user (ARPU). We calculate ARPU as total revenue during the preceding 12 month period divided by the average of the number of total customers at the beginning and end of the period. ARPU provides insight into our ability to sell additional products to customers, though the impact to date has been muted due to our continued growth in total customers.
Total customers. We define a customer as an individual or entity with paid transactions in the trailing twelve months or with paid subscriptions as of the end of the period. A single user may be counted as a customer more than once if they maintain paid subscriptions or transactions in multiple accounts. Total customers is one way we measure the scale of our business and is an important part of our ability to increase our revenue base.
About GoDaddy
GoDaddy helps millions of entrepreneurs globally start, grow, and scale their businesses. People come to GoDaddy to name their idea, build a professional website, attract customers, sell their products and services, and accept payments online and in-person. GoDaddy's easy-to-use tools help microbusiness owners manage everything in one place and its expert guides are available to provide assistance 24/7. To learn more about the company, visit www.GoDaddy.com.
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GoDaddy Inc.
Consolidated Statements of Operations (unaudited)
(In millions, except shares in thousands and per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
Revenue:
Applications & commerce	$377.4	$333.4	$1,430.4	$1,279.7
Core platform	722.9	706.5	2,823.7	2,811.6
Total revenue	1,100.3	1,039.9	4,254.1	4,091.3
Costs and operating expenses(1):
Cost of revenue (excluding depreciation and amortization)	402.2	379.5	1,573.6	1,484.5
Technology and development	203.8	206.3	839.6	794.0
Marketing and advertising	84.6	94.9	352.9	412.3
Customer care	74.3	75.3	304.5	305.9
General and administrative	95.6	98.6	374.0	385.5
Restructuring and other	11.2	0.9	90.8	15.7
Depreciation and amortization	38.7	49.5	171.3	194.6
Total costs and operating expenses	910.4	905.0	3,706.7	3,592.5
Operating income	189.9	134.9	547.4	498.8
Interest expense	(43.6)	(42.2)	(179.0)	(146.3)
Loss on debt extinguishment	—	(3.6)	(1.5)	(3.6)
Other income (expense), net	1.2	6.8	36.9	7.6
Income before income taxes	147.5	95.9	403.8	356.5
Benefit (provision) for income taxes	984.8	(2.1)	990.0	(3.6)
Net income	1,132.3	93.8	1,393.8	352.9
Less: net income attributable to non-controlling interests	0.2	0.2	0.8	0.7
Net income attributable to GoDaddy Inc.	$1,132.1	$93.6	$1,393.0	$352.2
Net income attributable to GoDaddy Inc. per share of Class A common stock:
Basic	$8.01	$0.60	$9.39	$2.22
Diluted	$7.85	$0.60	$9.20	$2.19
Weighted-average shares of Class A common stock outstanding:
Basic	141,418	154,745	148,296	158,788
Diluted	144,253	157,083	151,452	161,457
____________________________________
(1) Costs and operating expenses include equity-based compensation expense as follows:
Cost of revenue	$0.2	$0.4	$1.3	$1.5
Technology and development	39.2	37.9	162.4	140.3
Marketing and advertising	6.9	7.4	27.9	29.1
Customer care	6.1	5.4	24.1	20.0
General and administrative	16.3	20.0	78.3	73.5
Restructuring and other	—	—	2.3	—
Total equity-based compensation expense	$68.7	$71.1	$296.3	$264.4

2155 E. GoDaddy Way Tempe, AZ 85284 T: 480.505.8800 https://investors.godaddy.net

GoDaddy Inc.
Consolidated Balance Sheets (unaudited)
(In millions, except per share amounts)

	December 31,
	2023	2022
Assets
Current assets:
Cash and cash equivalents	$458.8	$774.0
Short-term investments	40.0	—
Accounts and other receivables	76.6	60.1
Registry deposits	37.3	41.0
Prepaid domain name registry fees	466.0	435.7
Prepaid expenses and other current assets	177.2	271.8
Total current assets	1,255.9	1,582.6
Property and equipment, net	185.3	225.6
Operating lease assets	60.8	84.1
Prepaid domain name registry fees, net of current portion	209.0	197.1
Goodwill	3,569.3	3,536.9
Intangible assets, net	1,158.6	1,252.2
Deferred tax assets	1,038.8	—
Other assets	105.6	95.0
Total assets	$7,583.3	$6,973.5
Liabilities and stockholders' equity (deficit)
Current liabilities:
Accounts payable	$148.1	$130.9
Accrued expenses and other current liabilities	442.4	356.7
Deferred revenue	2,074.9	1,954.0
Long-term debt	17.9	18.2
Total current liabilities	2,683.3	2,459.8
Deferred revenue, net of current portion	802.4	770.3
Long-term debt, net of current portion	3,798.5	3,812.9
Operating lease liabilities, net of current portion	90.2	116.5
Other long-term liabilities	90.7	87.1
Deferred tax liabilities	37.8	56.2
Commitments and contingencies
Stockholders' equity (deficit):
Preferred stock, $0.001 par value	—	—
Class A common stock, $0.001 par value	0.1	0.2
Class B common stock, $0.001 par value	—	—
Additional paid-in capital	2,271.6	1,912.6
Accumulated deficit	(2,302.5)	(2,422.6)
Accumulated other comprehensive income	111.2	178.0
Total stockholders' equity (deficit) attributable to GoDaddy Inc.	80.4	(331.8)
Non-controlling interests	—	2.5
Total stockholders' equity (deficit)	80.4	(329.3)
Total liabilities and stockholders' equity (deficit)	$7,583.3	$6,973.5
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GoDaddy Inc.
Consolidated Statements of Cash Flows (unaudited)
(In millions)

	Year Ended December 31,
	2023	2022
Operating activities
Net income	$1,393.8	$352.9
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	171.3	194.6
Equity-based compensation	296.3	264.4
Gain (loss) on derivative instruments	(12.0)	27.6
Non-cash restructuring and other charges	6.1	10.4
Deferred taxes	(1,011.6)	(18.4)
Loss on dispositions	16.5	—
Other	56.5	66.8
Changes in operating assets and liabilities, net of amounts acquired:
Prepaid domain name registry fees	(41.9)	(34.7)
Accounts payable	28.3	35.1
Accrued expenses and other current liabilities	56.4	11.3
Deferred revenue	149.2	101.6
Other operating assets and liabilities	(61.3)	(31.9)
Net cash provided by operating activities	1,047.6	979.7
Investing activities
Purchases of short-term investments	(40.0)	—
Business acquisitions, net of cash acquired	—	(72.5)
Purchases of intangible assets	(35.4)	(0.4)
Net proceeds received from dispositions	12.7	—
Purchases of property and equipment	(42.0)	(59.7)
Purchases of equity investments	(0.5)	—
Other investing activities, net	2.8	0.6
Net cash used in investing activities	(102.4)	(132.0)
Financing activities
Proceeds received from:
Issuance of term loans	1,759.9	1,725.3
Stock option exercises	19.6	19.9
Issuance of Class A common stock under employee stock purchase plan	30.0	30.1
Payments made for:
Repurchases of Class A common stock	(1,270.2)	(1,294.6)
Repayment of term loans	(1,786.3)	(1,789.9)
Financing-related costs	—	(4.2)
Contingent consideration for business acquisitions	(7.5)	(9.3)
Other financing obligations	(7.2)	(4.0)
Net cash used in financing activities	(1,261.7)	(1,326.7)
Effect of exchange rate changes on cash and cash equivalents	1.3	(2.7)
Net decrease in cash and cash equivalents	(315.2)	(481.7)
Cash and cash equivalents, beginning of period	774.0	1,255.7
Cash and cash equivalents, end of period	$458.8	$774.0

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Reconciliation of Non-GAAP Financial Measures
The following tables reconcile each non-GAAP financial measure to its most directly comparable GAAP financial measure:

	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022

NEBITDA and NEBITDA Margin:	(in millions)
Net income	$1,132.3	$93.8	$1,393.8	$352.9
Depreciation and amortization	38.7	49.5	171.3	194.6
Equity-based compensation(1)	68.7	71.1	294.0	264.4
Interest expense, net	40.2	36.1	155.4	135.0
Acquisition-related expenses(2)	4.9	7.9	12.1	35.1
Restructuring and other(3)	24.2	5.5	97.9	27.4
Provision (benefit) for income taxes	(984.8)	2.1	(990.0)	3.6
NEBITDA	$324.2	$266.0	$1,134.5	$1,013.0

Net income margin	102.9%	9.0%	32.8%	8.6%

NEBITDA margin	29.5%	25.6%	26.7%	24.8%
_________________________________
(1)The year ended December 31, 2023 excludes $2.3 million of equity-based compensation expense associated with our restructuring plan, which is included within restructuring and other.
(2)The year ended December 31, 2023 includes an adjustment of $6.0 million to a previously-recognized acquisition milestone liability.
(3)In addition to the restructuring and other in our statements of operations, other charges included are primarily composed of lease-related expenses associated with closed facilities, charges related to certain legal matters, adjustments to the fair value of our equity investments, expenses incurred in relation to the refinancing of our long-term debt and incremental expenses associated with professional services.

December 31, 2023
(in millions)
Net Debt:
Current portion of long-term debt	$17.9
Long-term debt	3,798.5
Unamortized original issue discount and debt issuance costs	59.7
Total debt	3,876.1
Less: Cash and cash equivalents	(458.8)
Less: Short-term investments	(40.0)
Net debt	$3,377.3

2155 E. GoDaddy Way Tempe, AZ 85284 T: 480.505.8800 https://investors.godaddy.net

	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022

	(in millions)
Free Cash Flow and Unlevered Free Cash Flow:
Net cash provided by operating activities	$297.7	$208.0	$1,047.6	$979.7
Capital expenditures	(4.0)	(17.1)	(42.0)	(59.7)
Cash paid for acquisition-related costs	0.8	7.2	11.2	37.9
Cash paid for restructuring and other charges(1)	10.6	3.5	67.6	10.7
Free cash flow	$305.1	$201.6	$1,084.4	$968.6
Cash paid for interest on long-term debt	41.5	36.6	169.8	127.3
Unlevered free cash flow	$346.6	$238.2	$1,254.2	$1,095.9
_________________________________
(1)In addition to payments made pursuant to our February 2023 restructuring plan, cash paid for restructuring and other charges includes a payment related to the termination of a revenue sharing agreement, lease-related payments associated with closed facilities, payments related to certain legal matters as well as third party payments incurred in relation to the refinancing of our long-term debt and incremental payments associated with professional services.

Shares Outstanding
Shares of Class B common stock are not participating securities, and therefore do not have rights to share in our earnings. Total shares of common stock outstanding are as follows:

	December 31,
	2023	2022

	(in thousands)
Shares Outstanding:
Class A common stock	142,051	153,830
Class B common stock	259	312
Total common stock outstanding	142,310	154,142
Effect of dilutive securities(1)	2,599	2,026
Total shares outstanding	144,909	156,168
_________________________________
(1) Calculated using the treasury stock method, which excludes the impact of antidilutive securities.
Constant Currency
The following table provides a reconciliation of constant currency:

	Three Months Ended December 31, 2023	Year Ended December 31, 2023

	(in millions)
Constant Currency:
Revenue	$1,100.3	$4,254.1
Constant currency adjustment	(0.1)	25.0
Constant currency revenue	$1,100.2	$4,279.1

Bookings	$1,123.9	$4,603.1
Constant currency adjustment	(4.0)	16.8
Constant currency bookings	$1,119.9	$4,619.9

2155 E. GoDaddy Way Tempe, AZ 85284 T: 480.505.8800 https://investors.godaddy.net

CONTACTS:
Investors
Christie Masoner
investors@godaddy.com

Media
Kristy Nicholas
pr@godaddy.com

Source: GoDaddy Inc.

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2155 E. GoDaddy Way Tempe, AZ 85284 T: 480.505.8800 https://investors.godaddy.net